Exhibit 99.1
Enterprise Financial Services Corp Announces Updates to Board of Directors

Company Release – 2/21/2025

ST. LOUIS--(BUSINESS WIRE)-- Enterprise Financial Services Corp (Nasdaq: EFSC) (the “Company”) announced today that the following directors serving on the Company’s Board of Directors (the “Board”) will not be standing for re-election at the upcoming 2025 Annual Meeting of Stockholders (the “Annual Meeting”): Robert E. Guest, Jr., James M. Havel, Daniel A. Rodriguez and Eloise E. Schmitz.

Mike DeCola, Chairperson of the Board, stated, “The Board is committed to proactive long-term corporate governance strategic planning to benefit the Company and its stockholders and to align the Company’s strategic and operational priorities with its governance structure and practices. The directors who will be concluding their time with our Board as of the Company’s upcoming Annual Meeting have provided years of valuable service to the Company, and we are grateful for all of their contributions to our growth and success. I would like to personally thank Bob, Jim, Dan and Eloise for their commitment and service as members of the Board. The Company has greatly benefited from their individual perspectives and experiences, leaving us well-positioned for continued growth. We wish them all the very best in their future endeavors.”

Robert E. Guest, Jr. (Bob) is a long-serving director of the Company since his appointment to the Board in 2002. Bob has also served as a director on the Board of Directors for the Company’s subsidiary, Enterprise Bank & Trust (the “Bank Board”) since 2022. Bob has served the Company in a variety of committee memberships since his Board appointment. Of note, Bob has served as a member of the Company’s Risk Committee since 2013 and has served as its Chair since 2019. Bob’s leadership of the Risk Committee was instrumental in the Company’s transitions in crossing the $10 billion asset threshold in recent years. Bob’s strategic guidance has been invaluable to the Company and Bank throughout its many years of growth during his directorship.

James M. Havel (Jim) has served as a director of the Company since 2014 and a Bank Board director since 2022. Jim’s extensive financial experience and analytical perspective has added substantial value, not only to both Boards, but also to the Audit and Risk committees of the Board, as well as in his prior service on the Nominating & Governance Committee from 2017 through 2022.
Daniel A. Rodriguez (Dan) has served as a Company director since 2022 and a Bank Board director since 2016. Dan’s broad operations and technologies background and thoughtful perspective has contributed substantial value to both Boards as well as the Company’s Audit and Risk Committees.
Eloise E. Schmitz has served as a Company director since 2017 and a Bank Board director from 2015 to 2017 and from 2022 through present. Eloise has leveraged her comprehensive financial background and financial services industry experience to contribute to and further the work of each of the Boards as well as the Audit and Nominating & Governance committees and previously as a member of the Risk Committee from 2017 through 2022.

Mssrs. Guest, Havel and Rodriguez and Ms. Schmitz will continue to serve as directors of the Company and the Bank until our Annual Meeting.

About Enterprise Financial Services Corp
Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $15.6 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates branch offices in Arizona, California, Florida, Kansas, Missouri, Nevada, and New Mexico, and SBA loan and deposit production offices throughout the country. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

For more information contact:
Investor Relations: Keene Turner, Senior Executive Vice President and CFO (314) 512-7233
Media: Steve Richardson, SVP Corporate Communications (314) 995-5695